Exhibit 3.1.4

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RETAILMENOT, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF APRIL, A.D. 2013, AT 8:15 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

THIRD CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RETAILMENOT, INC.

a Delaware Corporation

RetailMeNot, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES:

1.	The name of the Corporation is RetailMeNot, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on September 17, 2007 under the name “smallponds, Inc.”

2.	The Board of Directors duly adopted resolutions proposing to amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

3.	The following amendments were duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the required percentage of stockholders of the Corporation on the 3rd day of April, 2013.

4.	The first sentence of Article FOURTH, Section B(1) of the Certificate is hereby amended and restated in its entirety as follows:

        “From and after the applicable date of issuance of the respective shares of Series B Preferred Stock, dividends at the rate of $0.076413 per annum per share shall accrue on shares of Series B-1 Preferred Stock, $0.093218 per annum per share shall accrue on shares of Series B-2 Preferred Stock, $0.3274665 per annum per share shall accrue on shares of Series B-3 Preferred Stock, $0.3274665 per annum per share shall accrue on shares of Series BB-3 Preferred Stock, $0.071502 per annum per share shall accrue on shares of Series B-4 Preferred Stock and $0.1644493 per annum per share shall accrue on shares of Series B-5 Preferred Stock (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Preferred Stock) (the “Accruing Dividends”).

5.	This amendment to the Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer has executed this Third Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of RetailMeNot, Inc. this 4th day of April, 2013.

/s/ G. Cotter Cunningham
G. Cotter Cunningham, Chief Executive Officer